Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500	FAX: (617) 995-2510

Contacts:

Carol Hausner (Investors)	Tony Loke (Media)
Executive Director, Investor Relations and	Rx Communications Group, LLC
Corporate Communications	Tel: (917) 322-2164
Tel: (617) 995-2500	tloke@rxir.com
info@immunogen.com

FOR IMMEDIATE RELEASE

ImmunoGen, Inc. Reports Second Quarter Fiscal Year 2005 Financial Results

– Company Provides Business Update –

CAMBRIDGE, MA, February 3, 2005 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced financial results for the three- and six-month periods ended December 31, 2004 – the second quarter and first half, respectively, of the Company’s 2005 fiscal year.

For the three-month period ended December 31, 2004, the Company reported a net loss of $2.2 million, or $0.05 per basic and diluted share, compared to a net loss of $1.3 million, or $0.03 per basic and diluted share, for the same period last year. For the six-month period ended December 31, 2004, the Company reported a net loss of $4.7 million, or $0.11 per basic and diluted share, compared to a net loss of $5.5 million, or $0.13 per basic and diluted share, for the same period last year.

Revenues for the three-month period ended December 31, 2004 were $9.0 million, compared to $5.2 million for the same period last year. The second quarter 2005 revenues include $4.1 million of research and development support fees earned pursuant to the Company’s discovery, research, and commercialization collaboration with the sanofi-aventis Group, as compared to $3.9 million for the same period last year. Also included in the second quarter 2005 revenues were $3.6 million of clinical materials reimbursement related to the manufacture of clinical materials for partners, and $1.0 million of license fees and milestone payments, as compared to $227,000 and $1.0 million, respectively, for the same period last year.

Total operating expenses for the three-month period ended December 31, 2004 were $11.7 million, compared to $6.8 million for the same period last year. The second quarter 2005 operating expenses include $3.0 million for the cost of clinical materials reimbursed, as compared to $227,000 in the same period last year. Also included in the second quarter 2005 total operating expenses were research and development expenses of $6.6 million, as compared with $5.2 million in the same period last year.

Other income for the second quarter of 2005 was $456,000, compared to $347,000 in the same period last year. Included in other income for the three months ended December 31, 2004 and 2003 was interest income of $457,000 and $353,000, respectively.

As of December 31, 2004, ImmunoGen had approximately $93.3 million in cash and marketable securities. This compares to $94.6 million as of June 30, 2004. The cash used in operating activities was $62,000 for the first half of the Company’s 2005 fiscal year. ImmunoGen currently anticipates that its existing capital resources plus future payments from collaborators, including committed funding to be received from the sanofi-aventis Group pursuant to the collaboration agreement, will enable the Company to meet its operational expenses and capital expenditures for at least the next three to five fiscal years.

Total assets were $115.4 million as of December 31, 2004, compared to $122.6 million as of June 30, 2004. This decrease is attributable primarily to: (i) a decrease in accounts receivable, which is a result of the timing of billing and collection of amounts due from collaborators; and (ii) a decrease in inventory, which is related to the timing of the completion of quality assurance testing for conjugate produced for the Company’s collaborators. Total liabilities were $22.9 million as of December 31, 2004, as compared to $25.5 million as of June 30, 2004. The decrease in liabilities is attributable primarily to a reduction in deferred revenue as the $12.0 million upfront payment received from the sanofi-aventis Group in July 2003 continues to be recognized as revenue ratably over the expected term of the research collaboration.

ImmunoGen develops targeted anticancer biopharmaceuticals. The Company’s Tumor-Activated Prodrug (TAP) technology uses cancer-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. ImmunoGen develops its own products. The Company helps fund its product programs by selectively outlicensing its TAP technology to other companies for use with their proprietary antibodies.

Mitchel Sayare, Ph.D., Chairman and CEO, commented, “Our 2005 fiscal year is off to a good start. In the past six months, we have increased the pace of patient enrollment in the Phase I/II study underway with our huN901-DM1 compound in small-cell lung cancer, finalized the design of our anti-CanAg TAP compound, now called huC242-DM4, and established partnerships with two leaders in antibody-based therapeutics, Biogen Idec and Centocor. During this period, the cash we received from our partners covered almost all of the cost of our own programs.”

Dr. Sayare continued, “We expect to build on these achievements during the second half of this fiscal year. Over the next six months, we expect to report clinical data on huN901-DM1 in the treatment of small-cell lung cancer, to initiate a clinical trial with this compound in an additional malignancy, multiple myeloma, and to file the IND for huC242-DM4. We are on track to initiate patient dosing with huC242-DM4 in mid-2005. Additionally, we expect achievements in the coming months by our partners –

achievements that include the initiation of clinical testing by the sanofi-aventis Group with its anti-CD33 TAP compound and the presentation of additional clinical data on MLN2704, a compound developed by Millennium Pharmaceuticals, Inc. with our TAP technology.”

Company Update

ImmunoGen is developing its huN901-DM1 TAP compound for the treatment of cancers that express the CD56 antigen targeted by the compound. CD56-expressing cancers include small-cell lung cancers, other cancers of neuroendocrine origin, and certain hematological malignancies. HuN901-DM1 currently is being investigated in the treatment of small-cell lung cancer in two clinical studies: a Phase I/II study that uses a weekly dosing schedule, and a Phase I study that uses an accelerated dosing schedule. The Company expects to report clinical data from the Phase II portion of the Phase I/II study within the next six months. ImmunoGen also is preparing to initiate a Phase I clinical trial with huN901-DM1 in the treatment of multiple myeloma – a hematological malignancy – and expects patient dosing will begin within the next few months.

The Company’s huC242-DM4 TAP compound is in development for the treatment of cancers that express CanAg, which include colorectal, pancreatic, other gastrointestinal cancers, and many non-small-cell lung cancers. An earlier version of this compound, cantuzumab mertansine, was tested in Phase I studies and found to be well tolerated with evidence of biological activity. Based on preclinical studies, the Company believes huC242-DM4 will provide enhanced clinical performance compared to cantuzumab mertansine. The Company expects to begin huC242-DM4 clinical testing in mid-2005.

In December 2004, Centocor, a wholly-owned subsidiary of Johnson & Johnson and a leader in antibody-based therapeutics, licensed certain rights to ImmunoGen’s TAP technology. Centocor, Biogen Idec, Genentech, Millennium, Boehringer Ingelheim, Abgenix, and the sanofi-aventis Group have licensed certain rights to use or test ImmunoGen’s TAP technology; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

Webcast Information

A live conference call and webcast are scheduled for February 3, 2005 at 4:30 p.m. ET. To access the live conference call by phone, dial 913-981-4900. No passcode is required. A playback of the call will be available from approximately 7:30 p.m. on February 3, 2005 through 11:59 p.m. on February 9, 2005. To listen to the playback, call 719-457-0820 and provide passcode 959916. The call also may be heard through the “Investor Relations” section on ImmunoGen’s website, www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location until February 9, 2005.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses cancer-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Centocor, Biogen Idec, Genentech, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, Abgenix, and the sanofi-aventis Group have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group. Additional information on ImmunoGen can be found at www.immunogen.com.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated clinical advancement of huC242-DM4 and huN901-DM1; the outcome of the Company’s collaboration partners’ research and clinical development processes, including the anticipated clinical advancement of partner compounds; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the ability of the Company’s current capital resources and anticipated future collaborator payments to enable the Company to meet its current and projected operational expenses and capital expenditures for the next three to five fiscal years; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and other reports filed with the Securities and Exchange Commission.

– financials follow –

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2004 and June 30, 2004

(Unaudited)

	December 31, 2004	June 30, 2004
ASSETS

Cash and marketable securities	$93,335	$94,610
Other assets	22,022	28,020

Total assets	$115,357	$122,630

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$8,691	$11,285
Long term portion of deferred revenue and other long term liabilities	14,174	14,208
Stockholders’ equity	92,492	97,137

Total liabilities and stockholders’ equity	$115,357	$122,630

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended December 31, 2004 and 2003

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003

Revenues:
Research and development support	$4,066	$3,886	$8,155	$5,094
License fees and milestone payments	1,034	1,051	2,576	1,697
Clinical materials reimbursement	3,637	227	6,503	2,176
Development fees	310	—	820	87

Total revenues	9,047	5,164	18,054	9,054

Expenses:
Cost of clinical materials reimbursed	3,042	227	5,536	1,986
Research and development	6,617	5,195	14,472	9,966
General and administrative	2,034	1,412	3,527	3,246

Total operating expenses	11,693	6,834	23,535	15,198

Loss from operations	(2,646)	(1,670)	(5,481)	(6,144)

Other income, net	456	347	824	706

Loss before income taxes	(2,190)	(1,323)	(4,657)	(5,438)

Income tax expense	19	10	23	21

Net loss	$(2,209)	$(1,333)	$(4,680)	$(5,459)

Basic and diluted net loss per common share	$(0.05)	$(0.03)	$(0.11)	$(0.13)

Basic and diluted weighted average common shares outstanding	40,800	40,598	40,795	40,593